March 17, 2005

FOR IMMEDIATE RELEASE

            Union Bankshares Company Declares Quarterly Dividend

      ELLSWORTH, Maine-Peter A. Blyberg, President and Chief Executive Officer of Union Bankshares Company (the "Company"), the parent company of Union Trust Company, announced that the Board of Directors of the Company, at its regularly scheduled meeting declared a quarterly cash dividend of 40 cents per share on the Company's common stock. This represents an increase of 7.5 cents or 23.1% per share over the quarterly cash dividend of 32.5 cents per share (restated to reflect the 2- for- 1 stock split declared on February 9, 2005). The payment date is April 21, 2005 for shareholders of record as of March 25, 2005.

      Union Bankshares Company is the holding company for Union Trust Company. Established in 1887, Union Trust Company is a full-service, independent, community bank locally owned and operated. From thirteen offices Union Trust provides banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Jonesport to Waldoboro. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.


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